Daktronics Announces Implementation Actions for Strategic Structural Cost Reduction and Manufacturing Optimization

Actions expected to generate annualized incremental pre-tax savings of over $18.0 million at full run rate reached during fiscal 2028.
Company expects $15.8 million of non-recurring pre-tax restructuring and related charges during implementation of which approximately $7.0 million will impact Q2 fiscal 2027.

BROOKINGS, S.D. – October 14, 2026 – Daktronics, Inc. (NASDAQ: DAKT) (“Daktronics” or the “Company”), a recognized industry leader in digital display and control system technology, today announced manufacturing network optimization designed to reduce structural costs, improve factory utilization and manufacturing flexibility, and focus capital and resources on markets and technologies offering attractive long-term returns. The Company is taking these actions to execute the strategic growth and operational excellence initiatives described at its April 9, 2026 Investor Day and reaffirmed in its subsequent investor communications. Its announcement today also includes the financial impact of these actions on the current quarter, Q2 fiscal 2027 results and anticipated benefits to future quarterly and annual reporting periods.
Highlights include:
•Determination to exit the highly customized portions of the international transportation business, reorganize APAC operations to better serve customer needs, and plans to announce a new international leader.
•Manufacturing network optimization actions including the phased-exit of operations from the Ireland manufacturing facility and realignment of production capacity among other manufacturing locations to efficiently and optimally serve customers.
•Manage micro-LED development costs while continuing to explore avenues for competitive advantage and commercial success.
•During the implementation period expected over the next six quarters, savings are expected to be $5.0 million during the second half of fiscal 2027 and $16.0 million during fiscal 2028. When implementation is completed, expected by mid-fiscal 2028, the Company expects incremental run rate expense savings of $4.5 million quarterly, or $18.0 million annualized. Please see attached table for estimated costs and expense savings by quarter for the second half of fiscal 2027 and for fiscal 2028.
All of these components were identified in the Company’s multi-year transformation plan and are consistent with the Company’s stated business transformation fiscal 2028 targets of 7-10% revenue CAGR, 10-12% operating margin, and 17-20% ROIC.
Details of the actions being taken today include:
MANUFACTURING NETWORK OPTIMIZATION
Exit of the Ireland Manufacturing Facility: The Company will begin to exit its manufacturing operations at its Ireland facility, with its closure anticipated to be substantially complete by mid-fiscal 2028. The action is intended to reduce fixed costs with a low or negative return outlook and improve manufacturing utilization across the Company’s global manufacturing network.

The Ireland phased-exit is expected to result in $13.5 million of cumulative pre-tax charges, including employee-related costs, facility wind-down and equipment-transfer costs, and potential asset impairments. The Company expects to recognize approximately $5.3 million of related restructuring charges in fiscal 2027 Q2, with the remaining costs, largely severance, charged in subsequent quarters as incurred through the completion of the phased-exit. Fiscal 2027 pre-tax savings are estimated at $0.9 million.

When fully implemented, the Ireland action is expected to generate $7.7 million of annualized pre-tax savings which will fully offset the associated implementation costs in less than two years, while contributing to the Company’s broader structural cost reduction and margin improvement objectives.

As part of the phased-exit of the Ireland facility, Daktronics is working closely with valued existing customers to plan the necessary production to fulfill outstanding orders and build sufficient spare part inventory to meet our warranty and service obligations.

Realignment of production capacity among the U.S., China and Mexico locations: Daktronics is also initiating steps to realign products and manufacturing capabilities across its U.S., Mexico, and China operations. Its new facility in Mexico recently completed its first production run, and the Company is expanding manufacturing capability in China, with a move to a new 355,000 square foot leased space for automatable production. The Company is also optimizing capacity and operational efficiency in our U.S. factories through attrition and voluntary terminations offered to employees. To accomplish realignment, the Company expects approximately $1.0 million in costs, of which $0.3 million in voluntary severance is expected in the current quarter. These charges are expected to be fully recouped within fiscal 2027.
Planned capacity changes, when fully implemented, are expected to generate annualized run rate savings (net) of approximately $7.0 million. The realignment of the factories is intended to provide global capability to cater to evolving customer needs and timelines. The Live Events, High School Park and Recreation, International and Commercial business units will be served from all three country locations based on lead times and product type, while North American intelligent transportation systems will be primarily served from the U.S. facilities. These realignment initiatives are expected to support the future growth of Daktronics and continue to evolve based on customer needs and market demands.
President and CEO Ramesh Jayaraman stated, “Exiting Ireland and aligning our manufacturing capacity will help us manage factory utilization across the network more effectively, improve work force productivity, set the stage for further automation, and streamline procurement initiatives. We are taking these steps to meet the evolving needs of our customers. We expect these actions to result in the reduction of fixed costs by over $14.7 million annually at the new run rate.”
INTERNATIONAL SIMPLIFICATION AND GROWTH
The Company also announced several actions designed to help bring sustainable and profitable growth to its international business. These actions are intended to reduce low-return complexity and focus international resources on regions, products, and customer opportunities with stronger growth and return potential.
Daktronics has decided to exit the highly customized portions of the international transportation business which represents approximately 1.5% of the Company’s overall revenue. The low return on this business was a factor in deciding to exit manufacturing in Ireland.
Asia Pacific remains an important market, and the Company determined that it could better serve and grow its Asia Pacific customers by operating out of fewer locations. As such, the Company will close its Hong Kong and Macau offices. The $0.2 million associated consolidation costs estimated for the current quarter are expected to be fully recovered through operating savings within the current fiscal year. Annualized run rate savings are expected to be $0.3 million.

As announced by the Company during its April 2026 Investor Day, growing the International Business is a key focus for Daktronics, and the Company plans to announce new leadership based out of our London, U.K. office in the coming weeks.
Jayaraman added “We have operated our international segment unprofitably for too long, and this announcement is about both strategic focus and operating discipline. The combination of closing the Ireland facility, exiting the highly customized international transportation business, and simplifying our APAC structure is expected to help our international business operate profitably. At the same time, the Company remains fully committed to its North American Transportation business where it has significant competitive advantage under the Build America, Buy America Act as a U.S.-based provider and sees this business as a strategic growth driver.”
REFINING THE MICRO-LED DEVELOPMENT STRATEGY
In December 2025, Daktronics acquired certain assets of X Display Company Technology Limited, including intellectual property in the display field of use, and added micro-LED and micro-IC development capabilities. The Company continues to monitor commercialization opportunities and the investments required to bring these technologies to market. Due primarily to supply and cost advantage now available in narrow pixel pitch LED technology, Daktronics has decided it will reduce its micro-LED related development activities while retaining and maintaining the acquired intellectual property and preserving opportunities for future commercialization. Associated severance and other pre-tax costs are expected to be $1.2 million in the current quarter and fully recovered through operating savings within the current fiscal year and are expected to generate $3.1 million of annualized pre-tax savings.

Financial Overview
Acting CFO Howard Atkins commented, “The anticipated benefits of the initiatives announced today are expected to result primarily from a lower structural cost base, improved manufacturing utilization and productivity, and reduced organizational and operating complexity. Today’s announcement also supports continued progress towards the Company’s fiscal 2028 targets of 7-10% revenue CAGR, 10-12% operating margin, and 17-20% ROIC.”
The Company expects to incur approximately $15.8 million non-recurring pre-tax restructuring and related charges, including approximately $7.0 million in the current fiscal quarter, with the actions expected to generate more than $18.0 million of annualized run-rate savings when fully implemented.
The following table provides the current estimated non-recurring pre-tax restructuring and related charges, estimated pre-tax savings, estimated cumulative pre-tax charge (savings), and the estimated annualized run rate savings when optimization is fully implemented.

($ in millions)		FY27 Q2	FY27 Q3	FY27 Q4	FY27 Totals	FY28 Q1	FY28 Q2	FY28 Q3	FY28 Q4	FY28 Totals	Cumulative Charges	Annualized Run Rate Savings
Exit of the Ireland Manufacturing Facility	Charges	5.3	4.0	3.1	12.3	1.1	—	—	—	1.2	13.5
	Savings	—	0.3	0.6	0.9	0.7	1.1	1.9	1.9	5.6		7.7
	Cumulative Impact	5.3	9.0	11.5		11.9	10.8	8.9	7.0

Realignment of production capacity among the U.S., China and Mexico locations	Charges	0.3	0.1	—	0.4	0.6	—	—	—	0.6	1.0
	Savings	—	1.1	1.4	2.4	1.8	1.8	1.8	1.8	7.0		7.0
	Cumulative Impact	0.3	(0.7)	(2.0)		(3.3)	(5.0)	(6.8)	(8.5)

Total Network Optimization											14.4	14.7

International Simplification and Growth	Charges	0.2	—	—	0.2	—	—	—	—	—	0.2
	Savings	—	0.1	0.1	0.1	0.1	0.1	0.1	0.1	0.3		0.3
	Cumulative Impact	0.2	0.2	0.1		0.1	—	(0.1)	(0.1)

Refining the Micro-LED Development Strategy	Charges	1.2	—	—	1.2	—	—	—	—	—	1.2
	Savings	—	0.8	0.8	1.6	0.8	0.8	0.8	0.8	3.1		3.1
	Cumulative Impact	1.2	0.4	(0.4)		(1.2)	(1.9)	(2.7)	(3.5)

Total	Charges	7.0	4.0	3.1	14.1	1.7	—	—	—	1.7	15.8
	Savings	—	2.2	2.8	5.0	3.3	3.7	4.5	4.5	16.0		18.0
	Cumulative Impact	7.0	8.8	9.2		7.6	3.9	(0.6)	(5.1)
Amounts are estimates and may not sum or reconcile precisely due to rounding. The timing of actual charges and savings may change as implementation progresses. Additionally, foreign currency fluctuations may impact final results.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act. These forward-looking statements reflect the Company's expectations, assumptions, and beliefs concerning future events. The Company cautions that these and similar statements involve risk and are subject to known and unknown risks, uncertainties and other important factors which could cause actual results, performance, or achievements to differ materially from those expressed or implied by such statements, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts and orders, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions, increased regulation, the Company’s ability to execute its strategic initiatives, and other risks described in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the U.S. Securities and Exchange Commission. Forward-looking statements are made in the context of information available as of the date stated and readers should not place undue reliance on such statements. Except as required by applicable law, Company undertakes no obligation to update or revise any forward-looking statements to reflect new circumstances or subsequent events as they occur.
About Daktronics
Daktronics has strong leadership positions in, and is the world’s largest supplier of large-screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The Company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units: Live Events, Commercial, High School Park and Recreation, and Transportation, and one International business unit. For more information, visit the Company's website at: www.daktronics.com.
Investor and media contacts
Investor Relations:
Howard I. Atkins, Acting Chief Financial Officer
Tel (605) 692-0200
Investor@daktronics.com

Media Relations:
mediarelations@daktronics.com